Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
Somaxon Pharmaceuticals’ SILENOR™ Demonstrates
Positive Results in a
Phase 3 Transient Insomnia Clinical Trial
▪	SILENOR™ Demonstrates Statistically Significant Improvement vs. Placebo in Transient Insomnia

▪	Primary Endpoint of Latency to Persistent Sleep (LPS) Demonstrates Sleep Onset Action of SILENOR™

▪	Represents Second Phase 3 Clinical Trial of SILENOR™ to Demonstrate Positive Results in the Treatment of Insomnia. Two Remaining Phase 3 Trials Will be Reported by End of 2006
San Diego, CA — October 23, 2006- Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced positive results from the company’s Phase 3 clinical trial evaluating SILENOR™ (doxepin HCl) in adults with transient insomnia. SILENOR™ demonstrated statistically significant improvements compared to placebo (p<0.0001) in the primary endpoint of this trial, Latency to Persistent Sleep (LPS), a measure of sleep onset. SILENOR™ also produced statistically significant improvements relative to placebo in multiple secondary endpoints, including measures of both sleep onset and sleep maintenance.
This Phase 3 trial was a randomized, double-blind, placebo-controlled, multi-center, parallel group study that enrolled 565 adults in a sleep laboratory setting using a phase-advance, first night assessment model of induced transient insomnia. Efficacy assessments evaluated both objective PSG (polysomnography) and subjective measures of sleep. Results demonstrated that 6mg of SILENOR™ was effective at inducing sleep and maintaining sleep throughout the night.
SILENOR™ achieved statistically significant results in multiple endpoints including:
▪	Latency to Persistent Sleep (LPS): Improvement compared with placebo of 13 minutes (p<0.0001)

▪	Latency to Sleep Onset (LSO), a subjective measure: Improvement compared with placebo of 16 minutes (p<0.0001)

▪	Wake After Sleep Onset (WASO): Improvement compared with placebo of 40 minutes (p<0.0001)

▪	Total Sleep Time (TST): Improvement compared with placebo of 51 minutes (p<0.0001)
Additionally, SILENOR™ achieved statistically significant results compared to placebo in Sleep Efficiency (SE) for the entire night and in each third of the night, as well as in subjective measures of sleep maintenance (sWASO, sTST) and Sleep Quality (SQ).
The study also demonstrated that SILENOR™ was well tolerated. The incidence of adverse events was low and comparable to placebo. There were no reports of amnesia, memory impairment, or anticholinergic effects, and there were no clinically meaningful effects on measures of next day impairment.
Phil Jochelson, M.D., Somaxon’s Chief Medical Officer, said: “We are extremely pleased with the results of this important Phase 3 clinical trial. This is the first clinical trial for SILENOR™ that we specifically designed to evaluate sleep onset as the primary endpoint. The results from this study demonstrate significant effects on both objective and subjective measures of sleep onset. We have now reported results from four randomized, controlled clinical trials of SILENOR™, with consistent and reproducible effects shown in both the chronic and transient insomnia populations.”

Ken Cohen, Somaxon’s President and CEO, added, “With clear positive SILENOR™ data on both sleep onset and sleep maintenance, along with a favorable safety and tolerability profile, we believe this product candidate, if approved by the FDA, has the potential to become a significant participant in a large and rapidly expanding insomnia market. We are hopeful that SILENOR™ can become the first non-scheduled insomnia treatment to help patients fall asleep and maintain sleep throughout the night. This transient insomnia result is also important because our patent covering the use of SILENOR™ in patients with transient insomnia extends until 2020.”
The company expects results from its remaining two Phase 3 clinical trials for SILENOR™ by the end of this year. These include a three month PSG trial and a four week outpatient trial, both in elderly patients. Assuming that the company’s ongoing Phase 3 clinical trials and planned preclinical studies for SILENOR™ are successful and proceed as currently scheduled, Somaxon expects to file a New Drug Application (NDA) with the FDA for SILENOR™ in the third quarter of 2007. This timing assumes that the initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow the company to submit the data from the requested carcinogenicity studies at a later date. The FDA has previously indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. The company has submitted the results of the genotoxicity studies to the FDA and is awaiting a response; as the company previously reported, no signal indicative of genotoxicity was observed in any of those studies.
About Insomnia
Nearly 70 million American adults are affected by insomnia – characterized by difficulty falling asleep, waking frequently during the night, waking too early and not being able to return to sleep, or waking up not feeling refreshed.
Results from a 2005 National Sleep Foundation Sleep in America poll reported that respondents experienced the following insomnia symptoms:

▪	54% experience insomnia symptoms a few nights a week;

▪	21% have difficulty falling asleep (sleep onset);

▪	32% awake often during the night (sleep maintenance); and

▪	21% wake up too early and can not get back to sleep (premature final awakening).
An estimated 20% to 40% of all adults complain of acute, or transient, insomnia, generally defined as a complaint lasting several days up to a couple of weeks, while 10% to 15% complain of chronic insomnia, generally defined as a complaint lasting approximately 4 weeks or longer.
About SILENOR™
SILENOR™ is a low-dose (1 mg, 3 mg, 6 mg) oral tablet formulation of doxepin HCl that is patent protected for its use in insomnia. Doxepin has been prescribed for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. At the currently prescribed high doses, doxepin is known to have a range of undesirable side effects, including anticholinergic effects. However, at the doses used in SILENOR™ in controlled clinical trials completed by Somaxon to date, these side effects have not been observed.
Unlike most approved insomnia medications, SILENOR™ does not act via a set of brain receptors known as the benzodiazepine, or GABA, receptors. Drugs that act on these receptors have been associated with amnesia, hallucinations, dependency and addiction. The U.S. Drug Enforcement Agency classifies these products as Schedule IV controlled substances and carefully monitors and controls their prescribing and use. Although the mechanism of action for the sleep-promoting effects of SILENOR™ is not definitively known, it differs from the leading prescription insomnia treatments in that the effects are mediated through the histaminergic system. Histamine blocking has been demonstrated to reduce wakefulness and is thought to promote the initiation and maintenance of sleep.
Conference Call Information
Somaxon management will host a conference call today at 9:00 a.m. Eastern Time to review the results of this Phase 3 trial. Callers may participate in the conference call by dialing (800) 219-6110 (domestic) or (303) 205-0033 (international). The conference call also will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info.
A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11074563#. The call will be archived and accessible at www.somaxon.com and www.opencompany.info for approximately one year.

About Somaxon Pharmaceuticals
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in a Phase 2/3 clinical trial for pathological gambling and has completed a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the results which may be observed in the preclinical studies and pending clinical trials for SILENOR™; the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or to be completed after regulatory approval; the timing of receipt of trial results and any NDA submission; unexpected adverse side effects or inadequate therapeutic efficacy of SILENOR™ that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing or marketing of and obtaining regulatory approval for SILENOR™; the scope and validity of patent protection for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
# # #